Exhibit 107
Calculation of Filing Fee Tables

Form S-3ASR
(Form Type)

Crescent Energy Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	51,806,850 (1)	$11.14(2)	$577,128,309.00	0.00014760	$85,184.14	—	—	—	—
	Equity(3)	Class A Common Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	—	—	—	—(4)	—(4)	—	—	—	—
	Equity(3)	Preferred Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	—	—	—	—(4)	—(4)	—	—	—	—
	Equity(3)	Depositary Shares(5)	Rule 456(b) and 457(r)	—	—	—	—(4)	—(4)	—	—	—	—
	Other(3)	Warrants	Rule 456(b) and 457(r)	—	—	—	—(4)	—(4)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
	Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts							$577,128,309.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fees Due							$85,184.14

(1)Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.
(2)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $11.14, which is the average of the high and low prices of the Class A common stock on February 29, 2024 on the New York Stock Exchange.
(3)There is being registered hereunder such indeterminate number or amount of Class A common stock, preferred stock, depositary shares and warrants as may from time to time be issued by the registrant at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including pursuant to the exercise of any warrants previously issued by the registrant and under any applicable antidilution provisions.
(4)In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee and will pay the registration fee on a “pay-as-you-go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.
(5)The depositary shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If Crescent Energy Company elects to offer fractional interests in shares of preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.